EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 26, 2006 (except Notes 5 and 6, as to which the date is July 20, 2006) in Amendment No. 1 to the Registration Statement (Form S-1, No. 333-138199) and the related Prospectus of Sourcefire, Inc. dated December 12, 2006 for the registration of shares of its common stock.

/s/ Ernst & Young LLP
Baltimore, Maryland
December 11, 2006